UNANIMOUS WRITTEN CONSENT
OF
THE BOARD OF DIRECTORS
OF
ALLTEMP, INC.

June 21, 2022

The undersigned, constituting all of the Directors (the "Board") of Alltemp, Inc., a Delaware corporation (the "Corporation"), pursuant to the Delaware General Corporation Law and the Bylaws of the Corporation, hereby take the following actions, adopt the following resolutions, and transact the following business by written consent without a meeting, as of the date above written:

Amendment to Certificate of Incorporation and Approval of Name Change.

WHEREAS, the Board deems it advisable and in the best interests of the Corporation to amend the Certificate of Incorporation of the Corporation, as amended, to change the name of the Corporation to "Totaligent, Inc." (the "Name Change").

NOW, THEREFORE, BE IT RESOLVED, that the Name Change is hereby approved, adopted and confirmed.

RESOLVED FURTHER, that the Certificate of Amendment of the Certificate of Incorporation, attached hereto as Exhibit A (the "Certificate of Amendment"), is hereby approved, adopted and confirmed.

RESOLVED FURTHER, that the appropriate officers of the Corporation are hereby authorized and directed to execute the Certificate of Amendment and take all such action as such officers deem necessary or desirable to file the Certificate of Amendment with the Delaware Secretary of State and to cause the Certificate of Amendment to become effective.

RESOLVED FURTHER, that the Secretary of the Corporation be, and hereby is, authorized and directed to insert a copy of the Certificate of Amendment in the Corporation's Minute Book.

IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent as of the date above written.

DocuSigned by:
Ben Hansel
Ben Hansel

DocuSigned by:
Edward C. DeFeudis
Edward C. DeFeudis

EXHIBIT A

Certificate of Amendment of the Certificate of Incorporation

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

Alltemp, Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

The name of the corporation is Totaligent, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 21st day of June, 2022.

DocuSigned by:

By: Edward C. DeFeudis

083A984B7C0F42E...

Authorized Officer

Title: Chief Executive Officer

Name: Edward C. DeFeudis

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